UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, DC 20549
FORM 8‑K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
 SECURITIES EXCHANGE ACT OF 1934
April 29, 2017
Date of report (Date of earliest event reported)
Condor Hospitality Trust, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Maryland
(State or Other Jurisdiction of Incorporation)
1-34087	52-1889548
(Commission File Number)	(IRS Employer Identification No.)
4800 Montgomery Lane, Suite 220
Bethesda, MD	20814
(Address of Principal Executive Offices)	(Zip Code)

(402) 371-2520
(Registrant's Telephone Number, Including Area Code)
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01  Entry into a Material Agreement.
On May 1, 2017, Condor Hospitality Trust, Inc. (the "Company") announced that the Company, through Condor Hospitality Limited Partnership, the Company's operating partnership (the "Operating Partnership"), had entered into an agreement on April 29, 2017 with SI Lake Mary, LP to purchase a Hampton Inn and Suites for $19,250,000.  The hotel has 130 rooms and is located in Lake Mary, Florida, a part of the Orlando-Kissimmee-Sanford Metropolitan Statistical Area. It is expected that the hotel will continue to be managed by the current manager, Peachtree Hospitality Management, LLC.
The purchase agreement is attached hereto as Exhibit 10.1 and incorporated by this reference. The aggregate purchase price for the hotel will be paid with a combination of cash and debt, and limited partnership units of the Operating Partnership having an aggregate dollar value equal to no less than $85,000 and not more than $300,000, the amount to be elected by the seller.  The purchase price will increase by up to an additional $250,000 if trailing 12-month net operating income for a specified period equals or exceeds certain amounts.
Pursuant to the purchase agreement, the Company deposited $150,000 in escrow toward the purchase price of the hotel, and following the due diligence period, the Company will deposit an additional $150,000 in escrow for the hotel.  The Company will conduct due diligence of the hotel, including inspections, environmental surveys and engineering studies.  The Company may terminate the agreement, in its sole discretion, with or without cause, prior to June 13, 2017, the end of the initial due diligence period, and the initial escrow deposit with respect to the terminated agreement will be returned to the Operating Partnership.  The due diligence period may be extended by the Company for an additional 15 days to accommodate, among other things, franchise approval.  Closing on the purchase of the hotel is to occur no later than 30 days after the due diligence period, subject to an extension of 15 days if certain conditions to the Company's obligation to consummate the purchase of the hotel are not met at the time of the scheduled closing.
The closing of the transaction is subject to customary closing conditions, including accuracy of representations and warranties and compliance with covenants and obligations under the purchase agreement.
Item 3.02  Unregistered Sales of Equity Securities.
Item 1.01 is incorporated herein by reference.
In connection with the purchase of the hotel, partial consideration for the purchase price of the hotel will include limited partnership units issued by the Operating Partnership, having an aggregate dollar value equal to no less than $85,000 and not more than $300,000, the amount to be elected by the seller.
The Operating Partnership limited partnership units, if issued, will be issued to the seller of the hotel in a transaction exempt from registration under the Securities Act of 1933, as amended, in reliance on Section 4(a)(2) thereof, as such issuance of securities will not be made in a public offering, neither the Company or the Operating Partnership engaged in general solicitation or advertising, the units were not offered to the public in connection with this transaction, and the seller of the hotel is an accredited investor.
Item 9.01  Financial Statements and Exhibits.
(d)  Exhibits.
10.1	Purchase and Sale Agreement dated as of April 29, 2017 between the Operating Partnership and SI Lake Mary, LP.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Condor Hospitality Trust, Inc.

Date: May 1, 2017	By: /s/ Jonathan Gantt
Name: Jonathan Gantt
Title: Chief Financial Officer

EXHIBIT INDEX
Exhibit	Description

10.1	Purchase and Sale Agreement dated as of April 29, 2017 between the Operating Partnership and SI Lake Mary, LP.